Exhibit 99.1
FOR IMMEDIATE
RELEASE

Contact:	David Lilly/ Joseph Kuo	Mark Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820
CARVER BANCORP, INC. ANNOUNCES APPOINTMENT OF
CHRIS A. McFADDEN AS CHIEF FINANCIAL OFFICER
New York, NY, August 25, 2009 —Carver Bancorp, Inc. (“Carver”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (the “Bank”), today announced the appointment of Chris A. McFadden as Executive Vice President and Chief Financial Officer. In this role, Ms. McFadden will oversee accounting, treasury, reporting and all other financial management functions, and serve as a valued partner to the executive team in making strategic decisions. Ms. McFadden will join the Carver team on September 14, 2009.
Ms. McFadden brings to Carver a more than 20-year track record in community banking. Over the last 24 years, she has amassed extensive experience in managing teams of finance and accounting professionals and in assisting operating divisions in monitoring and improving performance. Chris was most recently CFO and CAO at Banco Popular North America, a $12 billion bank, operating as five distinct regional community banks, from 2000 to 2009. There she led a team overseeing a number of critical functions including accounting, finance, treasury, strategic planning, operations and technology. Among the areas Chris focused on at Banco Popular were expense control initiatives, the acquisition and integration of two banks, and improving performance measurement via profitability reporting and “dashboards” to provide senior managers with the metrics needed to improve daily decision making.
Previously, Chris was CFO of Hudson United Bancorp, then an $8 billion community bank. While there, Chris worked on strategic priorities including balance sheet restructuring strategies, capital management and improving profitability, along with regulatory and SEC reporting. At Hudson she also served as Assistant to the President and as Controller. Chris started her career at Sovereign Bancorp, Inc.
Deborah C. Wright, Chairman and Chief Executive Officer, said: “Chris brings to Carver tremendous experience in managing finance and accounting divisions of community banks and as a trusted partner to operating executives. As our industry continues to face the challenges of a difficult economic environment, I am pleased to welcome such an accomplished executive to our institution. Her hands on experience in working with operating executives to improve performance, along with her deep knowledge of critical finance and accounting disciplines and first-hand knowledge, born of a career of strategic decision-making and implementation, will allow her to quickly make a strong contribution to Carver’s success in a period of significant risk and opportunity.
“I want to thank Paul Hagan, who joined Carver in October 2008 as Acting CFO, for his service during this important transition. His contributions have been invaluable, and we wish him well as he concludes his work at Carver,” concluded Ms. Wright.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company’s website at www.carverbank.com.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.
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